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                                                                    EXHIBIT 11.1

                           ABACUS DIRECT CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                 Three Months Ended
                                                     March 31,
                                              1997               1996
                                         --------------      --------------
Net Income                                     $980,674            $251,410
Average shares of common stock
 outstanding during the period                9,504,973           9,046,534
Incremental shares from assumed
 exercise of stock options and
 grants (primary)                               630,946             463,018
                                         --------------     ---------------
                                             10,135,919           9,509,552
Earnings Per Common Share                         $0.10               $0.03
                                         ==============     ===============